Exhibit 99.1

          Eagle Broadband Reports First Quarter 2005 Results

    HOUSTON--(BUSINESS WIRE)--Jan. 18, 2005--

        $21 Million in New Contracts Signed During the Quarter;
       Company Achieves 21% Sequential Quarterly Revenue Growth

    Eagle Broadband, Inc. (AMEX:EAG), a leading provider of broadband, Internet protocol (IP) and satellite communications technology and services, announced today that the company has filed its Form 10-Q with the Securities and Exchange Commission reporting results for the company's first quarter 2005 ended November 30, 2004.
    Dave Weisman, Chairman and CEO of Eagle Broadband said, "In the first quarter, we continued to execute on our business plan and achieved 21% sequential revenue growth of $1.53 million in the first quarter of 2005 compared to $1.26 million the fourth quarter of 2004. Although revenues declined compared to the same period a year ago, during the quarter we signed new contracts worth more than $21 million as we continued to strengthen our backlog and sales pipeline."
    Overall, Eagle Broadband posted a net loss of $4.5 million for the company's first quarter 2005 ended November 30, 2004. This represents a 47% improvement or a $4.0 million reduction versus a net loss of $8.5 million in the same period a year ago. The net loss was primarily attributable to $2.67 million in non-cash charges and increased operating expenses which included a $1.6 million increase in professional fees for costs associated with Sarbanes-Oxley 404 compliance, year-end audit, consulting and litigation.
    Weisman continued, "Eagle has continued to make progress in our broadband services business where we signed a new agreement in the first quarter to provide comprehensive broadband and security services at Lake Las Vegas Resort with the projected revenues estimated at $15.5 million through 2010. In addition, we received a 20,000 unit set-top box order from EMT Corporation with an estimated value of more than $5 million, one of the largest set-top box orders in the company's history. Our results would have been even stronger if not for the timing of certain orders and strategic agreements. For example, we continue to make inroads in our SatMAX(TM) business but the timing of these orders takes longer than traditional sales because the sales are primarily with government and military agencies."
    Looking forward, Mr. Weisman added, "With our enhanced product offerings, strategic partnerships and focused sales team, we are now able to pursue larger, more strategic deals than the company has been able to in the past. One area that we intend to gain additional momentum in is our broadband services business. Eagle Broadband was the first to secure IP video content distribution rights and we have received strong interest from numerous parties interested in partnering with us to offer IP video services. We are taking a significant step forward in this area and have signed a Letter Of Intent with a subsidiary of one of the world's largest telephone companies to partner on the delivery of a new, strategic IP broadband services solution that targets one of the industry's largest market opportunities. Going forward, we will be increasing our focus on IP broadband services, due to the potential positive impact on our revenue and profit growth. Overall, we remain excited about our prospects and business momentum and believe Eagle Broadband is positioned to capitalize on the demand we are seeing now and expect in coming quarters."

    Summary of key highlights from the 2005 first quarter include:

    -- Signed a Letter Of Intent with a subsidiary of one of the largest telephone companies in the world to partner on the delivery of a new IP broadband services solution that targets one of the industry's largest market opportunities.

    -- Strengthened management team with addition of key senior management personnel including a new Chief Financial Officer, Chief Operating Officer and Vice President of Sales.

    -- Signed new agreement to provide comprehensive broadband and security services at Lake Las Vegas Resort with total projected revenues for the project through 2010 estimated at $15.5 million.

    -- Received new 20,000 unit Media Pro IP set-top box order from key partner EMT Corporation to support their global expansion in the hospitality industry.

    -- Experienced significant growth in total number of security subscribers being signed on a monthly and quarterly basis reflecting strong performance from new sales staff that was added during the first quarter.

    -- Received first international Media Pro set-top box order from General Dynamics Interactive to be deployed by EMT Corporation at the InterContinental Singapore hotel.

    --  Received approvals from the U.S. General Services
        Administration to add SatMAX(TM) to SAIC's GSA schedule enabling government and military customers to streamline
        SatMAX(TM) procurements.

    About Eagle Broadband

    Eagle Broadband is a leading provider of broadband, Internet Protocol (IP) and satellite communications technology and services. The company's product offerings include an exclusive "four-play" suite of IP-based broadband bundled services with high-speed Internet, cable TV, telephone and security monitoring, and a turnkey suite of financing, network design, operational and support services that enables municipalities, utilities, real estate developers, hotels, multi-tenant owners and service providers to deliver exceptional value, state-of-the-art entertainment and communications choices and single-bill convenience to their residential and business customers. Eagle offers the HDTV-ready Media Pro IP set-top box product line that enables hotel operators and service providers to maximize revenues by offering state-of-the-art in-room entertainment and video services. The company also develops and markets the SatMAX(TM) satellite communications system that allows government, military, homeland security, aviation, maritime and enterprise customers to deliver reliable, non-line-of-sight, voice and data communications services via the Iridium satellite network from any location on Earth. The company is headquartered in Houston, Texas. For more information, please visit www.eaglebroadband.com or call 281-538-6000.

    Forward-looking statements in this release regarding Eagle Broadband, Inc., are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of the company's products, increased levels of competition, new products and technological changes, the company's dependence upon third-party suppliers, intellectual property rights, and other risks detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: Eagle Broadband
             Clareen O'Quinn, 800-628-3910 or 281-538-6000
             coquinn@eaglebroadband.com
             or
             Investor Relations:
             The Ruth Group
             David Pasquale or Denise Roche
             646-536-7006 / 646-536-7008
             dpasquale@theruthgroup.com